Exhibit 23.6
CONSENT AND ACKNOWLEDGMENT
The undersigned is a proposed director of RailAmerica, Inc., a Delaware corporation (the “Company”). As such, the undersigned understands that he must be included in the Company’s prospectus as a proposed director. Accordingly, the undersigned hereby consents to the inclusion of the undersigned’s name as a proposed director, along with a description of the undersigned’s business experience, in the Company’s Registration Statement on Form S-1 (File No. 333-160385), including any amendments thereto, filed with the Securities and Exchange Commission.
September 26, 2009

/s/ Robert Schmiege
Name: Robert Schmiege